FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

SUN COMMUNITIES, INC. ANNOUNCES EXECUTION OF PORTFOLIO ACQUISITION AGREEMENT AND PROVIDES FANNIE MAE LITIGATION UPDATE

Southfield, MI, April 1, 2011 - Sun Communities, Inc. (NYSE: SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates manufactured housing and recreational vehicle communities, today announced that it has entered into a Master Contribution Agreement with Kentland Corporation and its principals to acquire eighteen (18) manufactured housing communities and one (1) recreational vehicle community located in Western Michigan.  Under the terms of the agreement, the Company acquires the communities, personal property and other intangibles associated with the communities from Kentland Corporation and its affiliated entities for an aggregate purchase price of $139.3 million plus the fair market value of the inventory and notes receivable, payable in a combination of cash, assumption of debt and preferred OP units.  It is expected that the Company will assume approximately $77.0 million of existing debt, issue approximately $46.0 million of preferred OP units and pay the estimated balance of $16.3 million in cash, exclusive of the cash purchase price for inventory and notes receivable.  The preferred OP units carry an annual yield of between 5 percent and 6 percent and are convertible into shares of the Company’s common stock at a conversion price of $41 per share.  The transaction reflects an approximate capitalization rate of 8.3 percent and the initial twelve months accretion is estimated at $0.24 to $0.28 per fully diluted share/OP unit, excluding the effect of transaction costs and the equity issued earlier in the year to fund the cash required for the transaction. The equity issuance was previously included in the Company’s 2011 guidance.  The closing of this transaction is subject to customary closing conditions, including the consent of the existing lenders, and this transaction is expected to close in May 2011.

The portfolio consists of 5,490 sites and is largely situated in our market area in Western Michigan. It is approximately 79 percent occupied and reflects a generally high level of quality with minimal deferred maintenance. “We believe that our management team supported by our systems and procedures will strongly enhance the value of the portfolio over time”, said Gary A. Shiffman, Chairman and Chief Executive Officer.

The Company also announced it entered into a preliminary agreement with Fannie Mae and PNC Bank, which is subject to final approval, to settle the litigation the Company commenced in November 2009 over certain fees charged when Sun’s variable rate loan facility was extended in April 2009.   Upon consummation of the settlement, the maturity date of Sun’s entire $367.0 million credit facility with PNC Bank and Fannie Mae will be extended from 2014 to 2023.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 136 communities comprising approximately 47,600 developed sites.

For more information about Sun Communities, Inc.
visit our website at www.suncommunities.com

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in our 2010 10-K, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.